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                                  EXHIBIT 23.1

                         CONSENT OF INDEPENDENT AUDITORS


The Board of Directors
Santa Barbara Restaurant Group, Inc.:

We consent to incorporation by reference in the registration statement on Form S-8 of Santa Barbara Restaurant Group, Inc. of our report dated March 23, 2001 relating to the consolidated balance sheets of Santa Barbara Restaurant Group, Inc. and subsidiaries as of December 31, 2000 and 1999 and the related consolidated statements of operations, shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 2000 and the related financial statement schedule, which report appears in the December 31, 2000 annual report on Form 10-K of Santa Barbara Restaurant Group, Inc.

                                                 KPMG LLP

Orange County, California
August 29 , 2001